EXHIBIT 99.1
PRESS RELEASE OF 3DFX INTERACTIVEVE, INC. DATED OCTOBER 7, 1999

3dfx Announces Resignation of L. Gregory Ballard, CEO
SAN JOSE, Calif., Oct. 7 /PRNewswire/ - 3dfx Interactive Inc. (Nasdaq:
TDFX) today announced that L. Gregory Ballard, its president and chief executive officer, has resigned effective October 31, 1999. The Board of Directors announced that an immediate search would begin for his successor.
"I have had an extraordinary three years at 3dfx, in which sales have grown from almost nothing to an annualized revenue rate of over $400 million,'' said L. Gregory Ballard. "During this time we have created a dominant worldwide brand and have been the consistent leader at retail. We have put in place a strategy and management team that will solidify our leadership position.
"I truly believe that the challenges in this next phase of the Company's growth will be more technical than marketing and strategic and that 3dfx can benefit from the fresh perspective that a new CEO can bring,'' he added. "3dfx has a great future, and I look forward to watching its progress as an investor.''
"Greg has contributed greatly to the success of the Company, and we are sad to see him leave,'' said Gordon Campbell, founder and chairman of 3dfx Interactive, Inc., on behalf of the Board of Directors. "The Board will take this opportunity to bring in an executive to continue the exceptional growth that 3dfx has enjoyed. I have pledged my time and efforts to seeing that the transition is smooth and causes no disruption to the conduct of our growing business.''
Ballard, with Gordon Campbell, who is also managing director of TechFarm, will organize and direct a search committee from the 3dfx Board of Directors to find his replacement.

About 3dfx Interactive
3dfx Interactive is leading the 3D multimedia revolution in personal computers and consumer products. With its patented and award-winning graphics accelerator chips, boards and software, 3dfx provides the technology to create high-impact visual experiences. The company is recognized worldwide for its ability to bring the world's finest games, educational content, interactive entertainment and media-rich business applications to life. 3dfx products are available through leading PC makers including Compaq, Dell, Gateway and in retail stores worldwide. 3dfx Interactive has headquarters in San Jose, Calif., with engineering and manufacturing facilities in Richardson, Texas, and Juarez, Mexico. 3dfx Interactive is available on the Web at http://www.3dfx.com. Certain of the statements in this press release, including the statements relating to expectations about the capabilities of the combined company, are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, risks associated with acquisition transactions and the related integration of operations. Investors are advised to read 3dfx's annual and quarterly reports on Forms 10-K and 10-Q and 3dfx's other filings with the Securities and Exchange Commission for a further discussion of such risks and uncertainties.
NOTE: 3dfx Interactive is a registered trademark of 3dfx Interactive. All other names may be trademarks of their respective holders.
CONTACT: Investors, David Zacarias, 408-934-4400, or davidz@3dfx.com, or media, Sean Kauppinen, 408-934-5068, or seank@3dfx.com, both of 3dfx Interactive, Inc.